Exhibit 10.1

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”), dated as of June 29, 2026 (the “Effective Date”), is entered into by and between HARTWELL INNOVATION CAMPUS, LLC, a Delaware limited liability company (“Landlord”), and WAVE LIFE SCIENCES USA, INC., a Delaware corporation (“Tenant”).

R e c i t a l s

A.
Landlord (as successor-in-interest to King 115 Hartwell LLC, a Delaware limited liability company) and Tenant are the current parties to that certain Indenture of Lease, dated September 26, 2016 (the “Original Lease”), as amended by that certain First Amendment, dated December 31, 2016 (the “First Amendment”; together with the Original Lease, the “Lease”).

B.
Pursuant to the Lease, Landlord leases to Tenant, and Tenant leases from Landlord, those certain premises agreed to contain approximately 91,211 rentable square feet (the “Premises”), being comprised of:

(i)
the Office/Lab Premises, containing approximately 87,988 rentable square feet of space;
(ii)
the PH System Premises, containing approximately 1,034 rentable square feet of space;
(iii)
the Loading Dock Premises, containing approximately 264 rentable square feet of space; and
(iv)
the Penthouse Premises, containing approximately 1,925 rentable square feet of space.

C.
The Premises comprises the entire rentable area of the building known and numbered as 115 Hartwell Avenue, Lexington, Massachusetts 02421 (the “Building”).

D.
The Term of the Lease is currently scheduled to expire on January 31, 2028 (the “Existing Expiration Date”).

E.
Tenant and Landlord are entering into this Second Amendment to (i) extend the Term of Lease and (ii) amend certain other terms and conditions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.
Recitals; Capitalized Terms. All the foregoing recitals are true and correct. Unless otherwise defined herein, all capitalized terms used in this Second Amendment shall have the meaning ascribed to them in the Lease, and all references to “the Lease” or “this Lease” or “herein” or “hereunder” or similar terms or to any sections thereof shall mean the Lease, or such section thereof, as modified by this Second Amendment.

2.
Extension of Term. The Term of the Lease is hereby extended for an additional period of one hundred twenty (120) months (the “Extended Term”), commencing on February 1, 2028 (the “First Extended Term Commencement Date”), and expiring on January 31, 2038 (the “First Extended Term Expiration Date”), unless sooner terminated or otherwise extended in accordance with the Lease. The Extended Term shall be upon all of the same terms and conditions of the Lease in effect immediately preceding the First Extended Term Commencement Date, except as set forth in this Second Amendment. Whereas Tenant is currently in occupancy of the Premises, Tenant shall accept the Premises in their “as-is” condition for the Extended Term without any obligation on the part of Landlord to perform any additions, alterations, or demolition in the Premises or to provide any tenant improvement allowance (except as expressly set forth in the Work Letter attached hereto as Exhibit C (the “Work Letter”)). The parties hereto acknowledge and agree that Article 3 to the Original Lease and, except for Section 18 of the Exhibit 3 to the Original Lease, Exhibits 3, 3-1, 3-2, 3-3, and 3-4 of the Original Lease are not applicable to the Extended Term

(as it may be extended). The foregoing shall not limit Landlord’s obligation to disburse the Second Amendment TI Allowance pursuant to the Work Letter.

3.
Security Deposit. Landlord and Tenant acknowledge that Landlord is currently holding the Letter of Credit in the Security Amount of $2,558,305.00, which is subject to an outside expiry date of February 29, 2028. Tenant shall, by not later than thirty (30) days following the Effective Date of this Second Amendment, deliver to Landlord an amended or replacement Letter of Credit (in the form required under Article 7 of the Original Lease) in the Security Amount, where the outside expiry date shall be no earlier than March 18, 2038, and shall name Landlord as the beneficiary thereof, using the following name and address:

Hartwell Innovation Campus, LLC

c/o Healthpeak OP, LLC

3000 Meridian Boulevard, Suite 300

Franklin, TN 37067

Such amended or replacement Letter of Credit (as applicable) shall continue to be held by Landlord in accordance with, and subject to, the terms and conditions of the Lease. If Tenant delivers to Landlord a replacement Letter of Credit (in the form required under Article 7 of the Original Lease) in the Security Amount, then Landlord shall return to Tenant the existing Letter of Credit held by Landlord within thirty (30) days following such delivery by Tenant.

4.
Base Rent.

A.
As of the Effective Date of this Second Amendment through the Existing Expiration Date, Tenant shall continue to pay Base Rent with respect to the Premises in accordance with the Lease. Notwithstanding anything contained within the Lease to the contrary, provided that (x) the Effective Date of this Second Amendment is no later than June 30, 2026, and (y) no Event of Default by Tenant shall have occurred and be continuing, Tenant shall be entitled to an abatement against Base Rent in an aggregate amount equal to seven (7) months of Base Rent (as in effect immediately prior to each applicable credit application). Such abatement shall be applied as a credit against Tenant’s monthly Base Rent obligations in the following manner:

(i)
the first tranche shall be applied during the months of July 2026, through and including October 2026; and

(ii)
the second tranche shall be applied equally during calendar year 2027 as a twenty-five percent (25%) reduction in Base Rent for each month of 2027.

By way of implementation of the foregoing Base Rent abatement, the Base Rent for the Premises for the period from July 1, 2026 through the Existing Expiration Date (i.e. January 31, 2028) is restated on Exhibit A attached hereto.

B.
Commencing on the First Extended Term Commencement Date and continuing through the First Extended Term Expiration Date, Tenant shall pay Base Rent with respect to the Premises as set forth in the following rent chart:

Rental Period	Annual Base Rent X	Monthly Payment	Rent per RSF
02/01/28 – 01/31/29 Y	$4,970,999.50	$414,249.96	$54.50
02/01/29 – 01/31/30 Y	$5,120,129.49	$426,677.46	$56.14
02/01/30 – 01/31/31	$5,273,733.37	$439,477.78	$57.82
02/01/31 – 01/31/32	$5,431,945.37	$452,662.11	$59.55
02/01/32 – 01/31/33	$5,594,903.73	$466,241.98	$61.34
02/01/33 – 01/31/34	$5,762,750.84	$480,229.24	$63.18
02/01/34 – 01/31/35	$5,935,633.37	$494,636.11	$65.08
02/01/35 – 01/31/36	$6,113,702.37	$509,475.20	$67.03

02/01/36 – 01/31/37	$6,297,113.44	$524,759.45	$69.04
02/01/37 – 01/31/38	$6,486,026.84	$540,502.24	$71.11

X Annualized.

Y Provided that no Event of Default by Tenant shall have occurred and be continuing, Tenant shall have no obligation to pay any amount of Base Rent solely with respect to that portion of the Office/Lab Premises existing on the third (3rd) floor of the Building (“3rd Floor Office/Lab Premises”; agreed to consist of 32,575 rentable square feet of space) for the period of time commencing as of the First Extended Term Commencement Date and continuing through January 31, 2030 (such span of time, the “Extended Term Base Rent Abatement Period”); the parties acknowledging and agreeing that the total amount of Base Rent abated during the Extended Term Base Rent Abatement Period is $3,603,935.13 (the “Extended Term Base Rent Abatement”). During the Extended Term Base Rent Abatement Period (and subject to Section 5 below), only Base Rent with respect to the 3rd Floor Office/Lab Premises shall be abated, and all Base Rent with respect to the remainder of the Premises, in addition to any and all additional rent and other costs and charges specified in the Lease shall remain as due and payable. If, prior to the expiration of the Extended Term Base Rent Abatement Period, there shall be an Event of Default by Tenant, then (i) Tenant shall immediately be obligated to begin paying Base Rent for the 3rd Floor Office/Lab Premises in full, and (ii) Landlord shall have all rights and remedies as set forth in the Lease, in addition to any and all other rights and remedies available to Landlord at law or in equity. If Tenant is required to commence paying the Base Rent for the 3rd Floor Office/Lab Premises because an Event of Default occurred during the Extended Term Base Rent Abatement Period, Tenant will be entitled to receive any remaining amount of the Extended Term Base Rent Abatement (at the rental rates that were in effect during the original Extended Term Base Rent Abatement Period) if and when Tenant subsequently cures the Event of Default.

5.
Operating Costs and Taxes.

A.
In addition to the Base Rent stated above, Tenant shall continue to pay all other additional rent in accordance with the provisions of the Lease through the First Extended Term Expiration Date, including, without limitation, all additional rent under Sections 5.2 and 5.3 of the Original Lease; provided, however, that so long as no Event of Default by Tenant shall have occurred and be continuing, Tenant shall have no obligation to pay Tenant’s Share of Operating Costs or Tenant’s Share of Taxes with respect to the 3rd Floor Office/Lab Premises for that period of time commencing as of the First Extended Term Commencement Date and continuing through January 31, 2029.

B.
As of the Effective Date of this Second Amendment, Section 5.2(b) of the Original Lease shall be amended by deleting the figure “$10,000” as it appears in clause (xiii) therein, and inserting in its place the figure “$100,000.00”; the parties hereto acknowledging and agreeing that a commercially reasonable deductible carried by Landlord under its casualty insurance policy shall be equal to $100,000.00.

6.
Extension Terms. As of the Effective Date of this Second Amendment, Section 1.2 of the Original Lease is hereby amended by (i) deleting the phrase “Initial Term”, as it appears in the second (2nd) sentence of said Section, and inserting in its place the phrase “current Term of this Lease”, and (ii) deleting the phrase “on or before the date that is nine (9) months” and inserting in its place the phrase “on or before the date that is twelve (12) months”; the parties hereto acknowledge and agree that Tenant shall continue to have the options to further extend the Term of the Lease following the expiration of the Extended Term for two (2) successive additional terms of five (5) years each, subject to and in accordance with Section 1.2 of the Original Lease, as amended by this Section 6.

7.
Right of First Offer.

A.
Subject to the terms and conditions of this Section 7 and the Prior Rights (as hereinafter defined), provided that both at the time that Landlord would deliver an Availability Notice (as hereinafter defined) and as of the date upon which the ROFO Space (as hereinafter defined) which Tenant has elected to lease pursuant to this Section 7 would have otherwise become incorporated into the Premises: (i) this Lease is in full force and effect, (ii) no monetary or material non‑monetary Event of Default of Tenant shall have occurred and be continuing and there have been no more than three (3) monetary or material non-monetary Events of Defaults during the Term following the Effective Date of this Second Amendment, and (iii) Tenant has neither assigned this Lease nor sublet more than forty percent (40%) of the Premises (excluding assignments and subleases permitted without Landlord’s consent under Section 13.7 of the Original Lease), prior to accepting any offer to lease ROFO Space to a third party other than a third party with Prior Rights, Landlord will first offer such ROFO Space to Tenant for lease pursuant to this Section 7. For the purposes hereof and subject to the terms of Sections 7(B) and 7(E) below, the “ROFO Space” shall be defined as any leasable office and laboratory space in any of the Campus Buildings (as so defined in the Lease Summary Sheet of the Original Lease) currently constructed at the Campus; provided, however, Tenant’s rights with respect to any ROFO Space under this Section 7 shall not apply to any ROFO Space that is currently vacant as of the Effective Date hereof (the “Vacant ROFO Space(s)”), as shown and described on the plan(s) attached hereto as Exhibit B, until after the initial lease-up of the Vacant ROFO Space(s) following the Effective Date hereof (including being subject to any extension, renewal and expansion rights granted by Landlord to tenants of the Vacant ROFO Space(s) during such initial lease-up, and subject to the rights of such initial tenants of the Vacant ROFO Space(s) to renew or extend the term of its lease whether pursuant to the terms of its lease or otherwise by agreement between Landlord and such other future tenant). As used in this Section 7, the term “available for lease” shall mean ROFO Space which is anticipated to, or becomes, vacant and is not then subject to any Prior Rights (or, if subject to any Prior Rights, the holders of such Prior Rights have waived such Prior Rights).

B.
Notwithstanding the foregoing definition of the ROFO Space, ROFO Space shall not include (1) any space in any new buildings constructed at the Campus after the Effective Date, or (2) any space in any of the Campus Buildings that Landlord intends to dedicate to amenity uses or as swing spaces for existing or prospective tenants.

C.
Availability Notice. Landlord shall give Tenant written notice (an “Availability Notice”) at the time that Landlord determines that any ROFO Space will become available for reletting and any applicable Prior Rights have lapsed or been waived. Landlord’s Availability Notice shall set forth the approximate size, configuration and location of the ROFO Space, the Landlord’s proposed determination of the fair market rental value for the ROFO Space and any concessions offered by Landlord, and all other material terms and conditions which will apply to the ROFO Space including the estimated commencement date for the ROFO Space (the “Estimated ROFO Commencement Date”). The Base Rent rate for the ROFO Space shall be 100% of the fair market rental value of such ROFO Space as mutually agreed by the parties or as determined pursuant to the terms of this Section 7.

D.
Notice; Exercise. Following receipt of an Availability Notice, Tenant shall give to Landlord binding written notice of Tenant’s exercise of its option to so lease all (but not less than all) of the ROFO Space as soon as reasonable possible but in no event later than fifteen (15) business days after the Tenant’s receipt of the Availability Notice (an “ROFO Exercise Notice”), time being of the absolute essence. If Tenant timely delivers a ROFO Exercise Notice, then, on the date on which possession of the ROFO Space is delivered to Tenant (the “ROFO Space Commencement Date”) Landlord (or Landlord’s affiliate as owner of the applicable Campus Building) will lease to Tenant and Tenant will lease from Landlord (or Landlord’s affiliate as owner of the applicable Campus Building) the ROFO Space upon the terms set forth in Landlord’s Availability Notice, except that the parties shall work in good faith to agree on the fair market rental value of the ROFO Space for thirty (30) days after Landlord’s receipt of the ROFO Exercise Notice, failing which the parties shall proceed to determine the fair market rental value for the ROFO Space in accordance with the same terms and procedure set forth in Section 1.2 of the Original Lease with respect to the determination of the fair market rental value of the Premises for an Extension Term. If Tenant shall fail to timely exercise its option to lease the ROFO Space within said fifteen (15) business days after the date on which Landlord’s Availability Notice is so given by Landlord, time being of the absolute essence, then Tenant shall be deemed to have elected to not lease the ROFO Space and Tenant will have no further right to lease such ROFO Space pursuant to this Section 7 unless such ROFO Space again becomes available for lease following Landlord’s subsequent lease-up of the applicable ROFO Space, and subject to any Prior Rights.

E.
Prior Rights. For purposes of this Lease, it is agreed that the term “Prior Rights” means (x) any rights of first offer, first refusal, expansion, renewal, extension or other rights to lease that encumber what would otherwise have been ROFO Space which rights were granted prior to the date hereof, (y) occupancy, extension, renewal, first offer, first refusal, expansion or other rights granted to tenants as part of the initial lease up of the ROFO Space and, with respect to extension or renewal rights, regardless of whether the leases for such space expressly provide the initial tenants with extension or renewal rights, and (z) occupancy, extension, renewal, first offer, first refusal, expansion or other rights granted by Landlord at any time to future tenants of any space that would otherwise have been ROFO Space after Tenant declines (or is deemed to have declined) to lease such space pursuant to this Section 7 and, with respect to extension or renewal rights, regardless of whether the leases for such space expressly provide the tenants thereunder with any such right to renew or extend.

F.
New Lease. Promptly following receipt of Tenant’s ROFO Exercise Notice, Landlord or Landlord’s affiliate as owner of the applicable Campus Building and Tenant shall endeavor in good faith to negotiate and execute, within ninety (90) days after the delivery to Tenant of an initial draft of the ROFO Space proposed lease document (the “ROFO Lease Negotiation Period”), a final, binding lease (or if Tenant already has a lease for space in the applicable Campus Building, an amendment to such existing lease) based on Landlord’s proposed lease form and Landlord’s Availability Notice (the “ROFO Space Lease Document”). Tenant shall provide Landlord with Tenant’s comments to the initial drafts of the ROFO Space Lease Document within ten (10) business days following delivery thereof by Landlord. Thereafter, Landlord and Tenant shall respond to revised drafts or comments to the proposed lease document within seven (7) business days after receipt thereof by either submitting lease comments by way of a redraft or delivery of an issues list or participation in a conference call or meeting with both parties to discuss open lease issues prior to the expiration of such seven (7) business day period. If Landlord does not respond within such seven (7) business day period then for each day that Landlord is late in responding the ROFO Lease Negotiation Period shall be extended by one day. If Tenant does not respond within such ten (10) business day or seven (7) business day period, as applicable, then for each day that Tenant is late in responding the ROFO Lease Negotiation Period shall be shortened by one day. Landlord and Tenant shall negotiate the ROFO Space Lease Document in good faith. If despite both parties negotiation of the ROFO Space Lease Document diligently and in good faith, Landlord and Tenant are unable to agree upon and execute the ROFO Space Lease Document on mutually agreeable terms and conditions consistent with this Section 7 and Landlord’s Availability Notice by the expiration of the ROFO Lease Negotiation Period (as it may be extended or shortened as provided in this Section 7), then Tenant shall be deemed to have elected to not lease the ROFO Space and Tenant will have no further right to lease such ROFO Space pursuant to this Section 7 unless such ROFO Space again becomes available for lease following Landlord’s subsequent lease-up of the applicable ROFO Space, and subject to any Prior Rights. Time is of the essence with respect to the rights and obligations of Landlord and Tenant under this Section 7.

G.
Miscellaneous. Tenant shall accept such ROFO Space “as-is” in its then (i.e., as of the date of delivery) state of construction, finish, and decoration, without any obligation on the part of Landlord to construct or prepare any ROFO Space for Tenant’s occupancy, and with no obligation on the part of Landlord to provide any monetary contribution or other work allowance in respect of such ROFO Space unless otherwise specified in Landlord’s ROFO Notice or otherwise mutually agreed to by Landlord and Tenant, provided, however, Landlord’s providing or not providing any monetary allowance or contribution for the ROFO Space shall be a factor in determining the fair market rental value of the ROFO Space. Any lease of ROFO Space entered into pursuant to the terms of this Section 7 shall be effective upon the date of Tenant’s delivery of Tenant’s ROFO Exercise Notice therefor, provided, however, the lease commencement date with respect to the ROFO Space Lease Document shall be the ROFO Space Commencement Date, and the obligation to pay Rent for such ROFO Space shall commence upon the date determined pursuant to the provisions of Landlord’s Availability Notice, unless otherwise agreed to by the parties as set forth in the amendment referenced above or as required by the provisions of this Article. During the period that any Landlord’s Availability Notice is outstanding, Landlord may proceed with negotiations with prospective tenants other than Tenant with respect to any or all of the ROFO Space in question.

8.
No Other Options. Tenant acknowledges and agrees that: (i) excepting those two (2) options to further extend the Term of the Lease as set forth in Section 1.2 of the Original Lease (as amended by Section 6 of this Second Amendment), Tenant has no options or rights to extend the Term of the Lease; (ii) except as set forth in Section 7 of this Second Amendment, Tenant has no options, rights of first offer, rights of first refusal, or other rights to expand the rentable square feet comprising the Premises or to lease any other space in the Campus; and (iii) except as set forth in Section 10.5(b) and Section 15.2 of the Original Lease, Tenant has no options to terminate the Lease or to contract the rentable square feet comprising the Premises.

9.
Amendment of Lease.

(a)
As of the Effective Date of this Second Amendment, Section 14.1(g) of the Original Lease shall be amended by deleting the figure “$25,000” as it appears in such subsection and inserting in its place the figure “$100,000.00.”

(b)
Landlord shall, at Landlord’s sole cost and expense, within a reasonable period following the Effective Date of this Second Amendment, install a submeter or separate meter to measure the electricity supplied to the vehicle car charging stations nearest to the Building and remove such charging stations from Tenant’s electrical meter. Landlord will exercise reasonable efforts to have such metering work completed by December 31, 2026. Landlord and Tenant agree to coordinate the performance of such metering work and if such work requires an interruption in the electricity supplied to the Premises, or any part thereof, then Landlord will coordinate the performance of such work with Tenant to perform the same at times that minimize, to the extent practicable, interference with Tenant’s business operations in the Premises, including, but not limited to, performing such work after hours on nights and/or weekends.

10.
Notice. Notwithstanding anything to the contrary contained in the Lease, effective as of the Effective Date of this Second Amendment, any notices required or permitted to be sent to Landlord under the Lease shall be addressed as follows:

If to Landlord:	HARTWELL INNOVATION CAMPUS, LLC c/o Healthpeak Properties, Inc. 1900 Main Street, 5th Floor Irvine, CA 92614 Attention: Legal Department
With a copy to:	HEALTHPEAK PROPERTIES, INC. 1900 Main Street, 5th Floor Irvine, CA 92614 Attention: Scott Bohn

11.
Brokers. Landlord and Tenant each represent and warrant to the other that neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to this Second Amendment to the Lease, other than Colliers International (the “Broker”). Tenant shall indemnify and hold Landlord harmless from and against any claim or claims for brokerage or other commissions relating to this Second Amendment asserted by any broker, agent or finder engaged by Tenant or with whom Tenant has dealt, other than Broker. Landlord shall indemnify and hold Tenant harmless from and against any claim or claims for brokerage or other commissions relating to this Second Amendment asserted by any broker, agent or finder engaged by Landlord or with whom Landlord has dealt, or any claim by the Broker. Landlord shall be responsible to pay the commission owed to the Broker pursuant to a separate written agreement between Landlord and the Broker. The provisions of this Section shall survive the expiration or earlier termination of the Lease.

12.
Ratification. Except as expressly modified by this Second Amendment, the Lease is and shall remain in full force and effect, and as further modified by this Second Amendment, is expressly ratified and confirmed by the parties hereto. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

13.
Governing Law; Interpretation and Partial Invalidity. This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term of this Second Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Second Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Second Amendment shall be valid and enforceable to the fullest extent permitted by law. The titles for the paragraphs are for convenience only and not to be considered in construing this Second Amendment. This Second Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

14.
Counterparts; Signatures. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement. Signatures of the parties transmitted by electronic mail PDF format or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and such signed electronic record shall be valid and deemed to constitute originals and may be relied upon, for all purposes, as binding the transmitting party hereto. The parties intend to be bound by the signatures transmitted by electronic mail PDF format, are aware that the other party will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this Second Amendment based on the form of signature.

15.
Miscellaneous. Tenant hereby acknowledges that, as of the date of this Second Amendment: (i) to Tenant’s current, actual knowledge, Landlord has no undischarged obligations under the Lease to perform any work or improvements to the Premises, or, to Tenant’s current, actual knowledge, otherwise (other than any obligations that first arise or accrue following the date hereof); (ii) to Tenant’s current, actual knowledge, there are no current offsets or defenses that Tenant has against the full enforcement of the Lease by Landlord; and (iii) Tenant has not assigned transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises. Landlord hereby acknowledges that, as of the date of this Second Amendment: (x) Landlord is the fee owner of the Property; (y) Landlord has full right and authority to enter into this Second Amendment, and (z) no third party lender or other third party consent is required for Landlord to enter into this Second Amendment.

[Signatures on following page(s)]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Second Amendment to Lease as of the day and year first above written.

HARTWELL INNOVATION CAMPUS, LLC., a Delaware limited liability company
By:	/s/ Scott R. Bohn
Name:	Scott R. Bohn
Title:	Chief Development Officer

WAVE LIFE SCIENCES USA, INC., a Delaware corporation
By:	/s/ Kyle Moran
Name:	Kyle Moran
Title:	Chief Financial Officer

Counterpart Signature Page